EXHIBIT 10.3

TBC CORPORATION

EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is being executed effective as of the 8th day of May, 2000 (the “Effective Date”), between TBC CORPORATION, a Delaware corporation (“TBC”), and ORLAND WOLFORD (the “Executive”).

     IN CONSIDERATION of the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

     1. Duties: Upon the Effective Date, the Executive shall be employed by TBC as a Senior Vice President or in such other capacity or capacities of equal standing and dignity connected with the business of TBC as the Chief Executive Officer of TBC shall from time to time determine. The Executive agrees to be so employed by TBC and shall devote his best efforts and all of his business time to advance the interests of TBC, subject to vacations in accordance with the vacation policy from time to time in effect at TBC; provided, however, that the Executive shall be entitled to a minimum of three weeks’ vacation per year. Unless otherwise agreed by the Executive and TBC, the Executive shall be based in Palm Beach County, Florida, and shall be reimbursed for his expenses in relocating from Ponte Vedra Beach, Florida to Palm Beach County, Florida, in accordance with the terms set forth on Schedule A attached hereto.

     2. Term: Subject to paragraphs 4 and 5 hereof, the term of the Executive’s employment hereunder shall be for a period commencing on the Effective Date and terminating on that date (the “Termination Date”) which is the fifth anniversary date of the Effective Date.

     3. Compensation: A. Base Salary. Beginning on the Effective Date and continuing during the term of his employment by TBC in any capacity under this Agreement, the Executive shall be paid a salary of $228,000 per annum (“Base Salary”) from and after the Effective Date, payable by TBC to the Executive in accordance with TBC’s regular payroll practices as from time to time in effect. In the event that the Chief Executive Officer of TBC shall at any time or times increase the Executive’s salary, then the Executive’s Base Salary under this Agreement for any period thereafter shall be not less than such increased amount.

          B. Incentive Compensation. In addition to his Base Salary, the Executive shall be entitled to receive incentive compensation as a participant in the Management Incentive Compensation Plan maintained by TBC, in accordance with and subject to the terms and conditions thereof. The Executive shall have an annual “Targeted Incentive Award,” as defined in such Plan, of not less than 37.5% of his Base Salary.

          C. Stock Options. The Compensation Committee of the TBC Board of Directors shall grant to the Executive a nonqualified stock option, under TBC’s 1989 Stock Incentive Plan, to purchase 12,500 shares of TBC Common Stock at the closing price of such stock on the Effective Date. The Executive shall be a participant in any stock options plans maintained by TBC from time to time during the term of this Agreement on and subject to the terms and conditions thereof.

          D. Fringe Benefits. The Executive shall be entitled to participate in all insurance, automobile, vacation and other fringe benefit programs of TBC to the extent and on the same terms and conditions (subject, however, to the terms and provisions of any such benefit plan) as are accorded executives of TBC holding similar positions as the Executive. The Executive’s automobile allowance shall be in accordance with TBC’s plan at $1,267 per month.

          E. Reimbursement of Expenses. The Executive shall be reimbursed for all items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of TBC. Reimbursement for such expenses will be pursuant to, and limited by, TBC’s policy for reimbursement of employees’ business expenses.

          F. Initial Bonus. On the Effective Date, TBC shall pay the Executive a cash bonus in an amount which will yield the Executive $80,000 on an after-tax basis.

          G. Supplemental Retirement Benefits. The Executive shall be entitled to participate in the TBC Corporation Executive Retirement Plan, as the same may be amended from time to time hereafter.

          H. Entire Compensation. The compensation and benefits provided in this Agreement are in full payment for the services to be rendered by the Executive to TBC.

     4. Death or Total Disability of the Executive. A. Death. In the event of the death of the Executive during the term of his employment hereunder, this Agreement shall terminate effective as of the date of the Executive’s death, and TBC shall have no further obligation or liability hereunder except to pay to the Executive’s estate the portion, if any, of the Executive’s Base Salary which remains unpaid for the period up to the Executive’s date of death.

          B. Total Disability. In the event of the Total Disability (as that term is hereinafter defined) of the Executive for a period of ninety consecutive days during the term of his employment under this Agreement, TBC shall have the right to terminate the Executive’s employment hereunder by giving the Executive ten days’ written notice thereof, and upon expiration of such ten-day period, TBC shall have no further obligation or liability under this Agreement, except that TBC shall pay to the Executive the portion, if any, of the Executive’s Base Salary which remains unpaid for the period up to the date of termination.

               The term “Total Disability”, when used herein, shall mean a mental or physical condition which, in the reasonable opinion of TBC, renders the Executive unable or incompetent to carry out the job responsibilities he held or tasks to which he was assigned at the time the disability was incurred.

     5. Discharge. A. For Cause. TBC may discharge the Executive and thereby terminate his employment hereunder for the following reasons: (i) habitual intoxication, drug addiction, or conviction of a felony; (ii) in the event that the Executive engages in an act or acts of dishonesty constituting a felony and resulting or intending to result directly or indirectly in personal gain or enrichment at the expense of TBC; or (iii) in the event that the Executive shall deliberately and intentionally refuse to observe or comply with any of the material terms or provisions hereof or any reasonable rule or regulation that may be established from time to time by the Executive’s supervisors for the conduct of TBC’s business, if such failure is not remedied within twenty days after written notice is received from TBC. In the event that TBC shall discharge the Executive pursuant to this paragraph 5.A., TBC shall have no further obligation or liability under this Agreement, except that TBC shall pay to the Executive the portion, if any, of the Executive’s Base Salary which remains unpaid for the period up to the date of termination.

          B. Without Cause. TBC shall have the right to discharge the Executive at any time during the term of the Executive’s employment hereunder immediately upon the giving of written notice thereof to the Executive. In the event of any such discharge without cause, TBC shall pay to the Executive an amount equal to his Base Salary in effect immediately prior to the date of his discharge, which shall be payable in twelve equal monthly installments commencing on the first day of the month following the month in which the discharge occurs and continuing on the first day of each of the next eleven months.

     6. Non-Disclosure and Non-Competition. A. The Executive recognizes and acknowledges that he will have access to certain confidential information of TBC, including but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information, and that such information constitutes valuable, special and unique property of TBC. The Executive agrees that he will not, for any reason or purpose whatsoever, during or after the term of his employment, disclose any of such confidential information to any party without express authorization of TBC, except as necessary in the ordinary course of performing his duties hereunder.

          B. The Executive agrees with TBC that during the term of his employment with TBC and for a period of two years following the termination of his employment with TBC, he will not, without the prior written consent of TBC, engage directly or indirectly in any business (either financially or as a shareholder, employee, officer, partner, independent contractor or owner, or in any other capacity calling for the rendition of personal services or acts of management, operation or control) which is competitive with the business conducted or planned to be conducted by TBC at the time the Executive’s employment with TBC terminates or within one year thereafter, within the geographical area in which any such business is then being conducted or planned to be conducted within such one year period. Ownership of up to one percent (1%) of any class of securities of a corporation engaged in such a competitive business shall not be a violation of this paragraph 6.B. if the securities are listed on a national securities exchange or registered under the Securities Exchange Act of 1934. In furtherance and not in limitation of the foregoing, Executive acknowledges that any business which competes with the business being conducted by Tire Kingdom, Inc. (“TKI”) on the Effective Date or, in the event that TBC completes its acquisition of TKI, at any time following such acquisition, constitutes a competitive business for purposes of this paragraph 6.B.

          C. The Executive acknowledges that his compliance with the agreements in paragraphs 6.A. and 6.B. hereof is necessary to protect the goodwill and other proprietary interests of TBC. The Executive acknowledges that a breach of his agreements in paragraphs 6.A. and 6.B. hereof will result in irreparable and continuing damage to TBC and its businesses, for which there will be no adequate remedy at law; and the Executive agrees that in the event of any breach of the aforesaid agreements, TBC shall be entitled to injunctive relief and to such other and further relief as may be proper.

     7. Amendments. Any amendment to this Agreement, including any extension or renewal of the term of employment of the Executive, must be made in writing and be signed by the parties to be effective.

     8. Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

     9. Governing Law. The validity and effect of this Agreement shall be governed exclusively by the laws of the State of Florida, as applicable to agreements executed and wholly performed therein.

     10. Assignment. A. The rights and obligations of TBC under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of TBC.

          B. This Agreement and the obligations created hereunder may not be assigned by the Executive and shall be binding upon and enforceable against the heirs, legatees, executors, and estate of the Executive.

     11. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when delivered personally or by facsimile, or mailed by certified or registered mail, return receipt requested, addressed (i) to the Executive at his last address on the TBC payroll records, and (ii) to TBC at 4770 Hickory Hill Road, Memphis, Tennessee 38141, Attention: Chief Executive Officer.

          Any party may from time to time change his or its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

     12. Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto. A waiver by either party of a breach or default by the other party of any provision of this

Agreement shall not be deemed a waiver of future compliance therewith, and such provision shall remain in full force and effect.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

TBC CORPORATION

By	/s/ LAWRENCE C. DAY

Lawrence C. Day, President and Chief Executive Officer

/s/ ORLAND WOLFORD

ORLAND WOLFORD

ASSIGNMENT AND ASSUMPTION

     TBC CORPORATION, a Delaware corporation (“TBC”), hereby assigns to TIRE KINGDOM, INC., a Florida corporation (the “Company”), all of TBC’s rights under the Employment Agreement, dated as of May 8, 2000 (the “Employment Agreement”), between TBC and Orland Wolford (the “Executive”).

     THE COMPANY hereby assumes and agrees to satisfy and discharge all of TBC’s obligations under the Employment Agreement.

     THIS ASSIGNMENT AND ASSUMPTION is being executed, effective as of the 5th day of June, 2000.

TBC CORPORATION

By:	/s/ LAWRENCE C. DAY

Lawrence C. Day, President and Chief Executive Officer

TIRE KINGDOM, INC.

By:	/s/ W. MICHAEL POTTS

W. Michael Potts, Vice President

CONSENT

     THE UNDERSIGNED hereby consents to the foregoing Assignment and Assumption, effective as of the 5th day of June, 2000.

/s/ ORLAND WOLFORD
ORLAND WOLFORD